Advanced Series Trust
For the semi-annual period ended 6/30/07
File number 811-5186


					SUB-ITEM 77-0

					EXHIBITS

Transactions Effected Pursuant to Rule 10f-3

I.   Name of Fund:  Advanced Series Trust - AST Mid-Cap Growth Portfolio

1.   Name of Issuer:  Nymex Holdings

2.   Date of Purchase:  November 16, 2006

3.   Number of Securities Purchased:  3,100

4.   Dollar Amount of Purchase:  $182,900

5.   Price Per Unit:  $59

6.   Name(s) of Underwriter(s) or Dealer(s)
      from whom purchased:  J.P. Morgan


7.   Other Members of the Underwriting Syndicate
	  See Exhibit A

EXHIBIT A

UNDERWRITER
JPMorgan
Merrill Lynch & Company
Banc of America Securities LLC
Citigroup
Lehman Brothers
Sandler O'Neill + Partners, L.P.